Exhibit 99.1

News Release

Contact:
Brad Cohen
Public Relations
Quantum Corp.
+1 (408) 944-4044
brad.cohen@quantum.com

Brinlea Johnson or Allise Furlani
Investor Relations
The Blueshirt Group
+1 (212) 331-8424 or +1 (212) 331-8433
brinlea@blueshirtgroup.com or allise@blueshirtgroup.com
For Release: Jan. 12, 2017 5:00 a.m. PST

Quantum Announces Positive Preliminary Fiscal Third Quarter 2017 Results

SAN JOSE, Calif. — Jan. 12, 2017 — Quantum Corp. (NYSE: QTM) today announced preliminary results for the fiscal third quarter 2017, ended Dec. 31, 2016 that were above the high end of the previously provided guidance range for both total revenue and profitability. The company currently expects:

•
Total revenue of approximately $133 million, up from $128 million in the fiscal third quarter 2016.[1] For the first three quarters of fiscal 2017 (YTD), total revenue grew 8 percent over the same period in fiscal 2016.

•
Scale-out tiered storage revenue[2] (previously referred to as “scale-out storage revenue”) of approximately $40 million, an increase of 12 percent and the 22nd consecutive quarter of year-over-year growth. Revenue was up 26 percent YTD over the first nine months of fiscal 2016.

•	Total data protection revenue of approximately $83 million, up $2 million.

•
GAAP operating income of approximately $8 million to $9 million and non-GAAP operating income of $9 million to $10 million — an increase of $6 million to $7 million and $2 million to $3 million, respectively.

•
GAAP net income of approximately $6 million to $7 million, or $0.02 per diluted share, and non-GAAP net income of $7 million to $8 million, or $0.03 per diluted share — an increase of $0.02 per diluted share and $0.01 per diluted share, respectively.

[1] All comparisons are relative to the fiscal third quarter 2016 unless otherwise noted.
[2] All references to scale-out tiered storage revenue and data protection revenue include related service revenue.

- more -

“We’re very pleased with our continued strong performance this fiscal year,” said Jon Gacek, president and CEO of Quantum. “For the third straight quarter, we increased total revenue and profit year-over-year, with growth in both scale-out tiered storage and data protection. In addition, comparing the first nine months of fiscal 2017 to the same period a year earlier, we not only grew scale-out tiered storage 26 percent but also increased branded data protection revenue 7 percent and improved our GAAP and non-GAAP bottom-line results by approximately $28 million and $23 million, respectively.

“We ended the quarter with excellent momentum across all product categories, and we start our fiscal fourth quarter with a strong backlog and solid funnel. Therefore, we feel very confident in our ability to deliver year-over-year revenue growth again in the current quarter and exceed our annual revenue and profitability guidance for fiscal 2017.”

Quantum will provide more detailed financial results for the fiscal third quarter and updated guidance for fiscal 2017 in its earnings announcement on Jan. 25, 2017 (see below for conference call information).

Earnings Conference Call and Audio Webcast Notification
Quantum will issue a news release on its fiscal third quarter financial results on Wednesday, Jan. 25, 2017, after the close of the market. The company will also hold a conference call and live audio webcast to discuss these results that same day at 2:00 p.m. PST. Press and industry analysts are invited to attend in listen-only mode.
Dial-in number: +1 (503) 343-6063
Participant passcode: 49870309
Replay number: +1 (404) 537-3406
Replay passcode: 49870309
Replay expiration: Wednesday, Feb. 1, 2017
Webcast site: www.quantum.com/investors

About Quantum
Quantum is a leading expert in scale-out tiered storage, archive and data protection, providing solutions for capturing, sharing and preserving digital assets over the entire data lifecycle. From small businesses to major enterprises, more than 100,000 customers have trusted Quantum to address their most demanding data workflow challenges. Quantum’s end-to-end, tiered storage foundation enables customers to maximize the value of their data by making it accessible whenever and wherever needed, retaining it indefinitely and reducing total cost and complexity. See how at www.quantum.com/customerstories.
###
Quantum and the Quantum logo are registered trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

- more -

“Safe Harbor” Statement: This press release contains “forward-looking” statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Specifically, but without limitation, statements relating to: i) our expected financial results for the fiscal third quarter 2017 and for the first three quarters of fiscal 2017; and ii) our confidence in our ability to deliver year-over-year revenue growth again in the current quarter and exceed our annual revenue and profitability guidance for fiscal 2017, are forward-looking statements within the meaning of the Safe Harbor. All forward-looking statements in this press release are based on information available to Quantum on the date hereof. These statements involve known and unknown risks, uncertainties and other factors that may cause Quantum’s actual results to differ materially from those implied by the forward-looking statements. More detailed information about these risk factors are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” in Quantum’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on
June 3, 2016 and in Quantum’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on
November 4, 2016. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Use of Non-GAAP Financial Measures

Quantum believes that the non-GAAP financial measures disclosed above provide useful and supplemental information to investors regarding its quarterly financial performance. Quantum management and Board of Directors use these non-GAAP financial measures internally to understand, manage and evaluate the company’s business results and make operating decisions. For instance, Quantum management often makes decisions regarding staffing, future management priorities and how the company will direct future operating expenses on the basis of non-GAAP financial measures. In addition, compensation of our employees is based in part on the performance of our business based on non-GAAP operating income.

The non-GAAP financial measures used in this press release exclude the impact of the item below for the following reason:

Amortization of Intangible Assets
This includes acquired intangibles such as purchased technology in connection with prior acquisitions. These expenses are not factored into management’s evaluation of potential acquisitions or Quantum’s performance after completion of the acquisitions because they are not related to Quantum’s core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related charges from non-GAAP measures provides investors with a basis to compare Quantum against the performance of other companies without the variability caused by purchase accounting.

Share-Based Compensation Expense
Share-based compensation expense relates primarily to equity awards such as stock options and restricted stock units. Share-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Quantum’s control. Management believes that non-GAAP measures adjusted for share-based compensation provide investors with a basis to measure Quantum’s core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Restructuring Charges
Restructuring charges primarily relate to expenses associated with changes to Quantum’s operating structure. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities. Although Quantum has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. Management believes that it is appropriate to exclude restructuring charges from Quantum’s non-GAAP financial measures, as it enhances the ability of investors to compare Quantum’s period-over-period operating results from continuing operations.

Proxy Contest and Related Costs
Proxy contest and related costs are expenses incurred to respond to activities and inquiries of VIEX Capital Advisors, LLC, including their proxy solicitation. These costs are not considered core operating activities. Management believes that it is appropriate to exclude these costs in order to provide investors the ability to compare Quantum’s period-over-period operating results from continuing operations.

Crossroads Patent Litigation Costs
Crossroads patent litigation costs are expenses incurred to defend ourselves and perform other activities related to a patent infringement lawsuit filed by Crossroads Systems, Inc. These costs are excluded from non-GAAP financial measures because they are not considered core operating activities, and management believes that it is appropriate to exclude these costs in order to provide investors the ability to compare Quantum’s period-over-period operating results from continuing operations.

Loss (Gain) on Debt Extinguishment
The loss (gain) on debt extinguishment relates to specific actions undertaken during the third quarter of fiscal 2017. The loss and gain are excluded from non-GAAP financial measures because they are not considered a core operating activity and management believes that it is appropriate to exclude the loss and gain in order to provide investors the ability to compare Quantum’s period-over-period results from continuing operations.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material impact on the company’s reported financial results and, therefore, should not be relied upon as the sole financial measures to evaluate the company. The non-GAAP financial measures are meant to supplement, and be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

- more -

Important Information

Quantum Corporation (the “Company”), its directors and certain executive officers will be participants in the solicitation of proxies from stockholders in connection with the Company’s Annual Meeting of Stockholders for the fiscal year ended March 31, 2016 (the “Annual Meeting”). The Company has received a notice of nominations for the election of directors from VIEX Capital Advisors, LLC in connection with the Annual Meeting and it is possible that there may be a contested solicitation in connection with the Annual Meeting. The Company plans to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

The members of the Board of Directors of the Company and Fuad Ahmad, Chief Financial Officer, would be participants in the Company’s solicitation of proxies in connection with the Annual Meeting. As of December 31, 2016, the holdings of the participants in the Company’s common stock were as follows: Robert I. Anderson - 49,277 shares; Paul R. Auvil III - 597,509 shares; Louis DiNardo - 292,871 shares; Fuad Ahmad - 0 shares; Dale L. Fuller - 197,542 shares; Jon W. Gacek - 1,726,628 shares and options to purchase 1,300,000 shares exercisable within 60 days; David A. Krall - 342,354 shares; Gregg J. Powers - 15,423,566 shares, of which 14,594,195 shares are held in managed accounts of Private Capital Management, LLC, of which Mr. Powers is CEO and Portfolio Manager, and as to which Mr. Powers disclaims beneficial ownership; Clifford Press - 0 shares; and David E. Roberson - 329,263 shares. Additional information regarding such participants, including updated information as to their direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting. To the extent that holdings of the Company’s securities change from the amounts reflected in the foregoing, such changes will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing its definitive Proxy Statement with the SEC, the Company will mail the definitive Proxy Statement to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the Company’s preliminary proxy statement, any amendments or supplements thereto and any other relevant documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov). Copies of the Company’s definitive proxy statement, any amendments or supplements thereto and any other relevant documents filed by the Company with the SEC in connection with the Annual Meeting will also be available, free of charge, at the Company’s website (www.quantum.com) or by writing to Investor Relations, Quantum Corporation, 224 Airport Parkway, Suite 550, San Jose, CA 95110.

- more -

QUANTUM CORPORATION
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Three Months Ended December 31, 2016
Income From Operations	Net Income	Per Share Net Income, Diluted
Low	High	Low	High
GAAP	$7,500	–	$8,500	$5,500	–	$6,500	$0.02
Non-GAAP Reconciling Items:
Share-based compensation	1,500	1,500
Restructuring benefits	(100)	(100)
Proxy contest and related costs	100	100
Loss on debt extinguishment	—	50
Non-GAAP	$9,000	–	$10,000	$7,050	–	$8,050	$0.03

Computation of basic and diluted net income per share:	GAAP	Non-GAAP
Low	High	Low	High
Net income	5,500	–	6,500	$7,050	–	$8,050
Interest of dilutive convertible notes	865	865
Gain on debt extinguishment from dilutive convertible notes	(114)	—
Income for purposes of computing income per diluted share	$6,251	–	$7,251	$7,915	–	$8,915

Weighted average shares:
Basic	271,186	271,186
Dilutive shares from stock plans	3,257	3,257
Dilutive shares from convertible notes	40,859	40,859
Diluted	315,302	315,302

	Three Months Ended December 31, 2015
	Income From Operations	Net Income (Loss)	Per Share Net Income (Loss), Diluted
GAAP	$1,954	$(299)	$(0.00)
Non-GAAP Reconciling Items:
Amortization of intangibles	48	48
Share-based compensation	2,239	2,239
Restructuring charges	1,895	1,895
Crossroads patent litigation costs	1,054	1,054
Loss on debt extinguishment	—	394
Non-GAAP	$7,190	$5,331	$0.02

Computation of basic and diluted net income (loss) per share:	GAAP	Non-GAAP
Net income (loss)	$(299)	$5,331

Weighted average shares:
Basic	264,003	264,003
Dilutive shares from stock plans	—	305
Diluted	264,003	264,308

The non-GAAP financial information set forth in this table is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial information used by other companies.

- more -

QUANTUM CORPORATION
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(Unaudited)

	Nine Months Ended December 31, 2016	Nine Months Ended December 31, 2015	Change
Increase in GAAP net income for the nine months ended December 31, 2016			28,000
Non-GAAP Reconciling Items:
Amortization of intangibles	150	233	(83)
Share-based compensation	5,100	7,339	(2,239)
Restructuring charges	2,000	2,540	(540)
Proxy contest and related costs	450	—	450
Crossroads patent litigation costs	150	2,694	(2,544)
Loss on debt extinguishment	50	394	(344)
Increase in non-GAAP net income for the nine months ended December 31, 2015			22,700

The non-GAAP financial information set forth in this table is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial information used by other companies.

- end -